Exhibit 99.1

Williams (NYSE: WMB) One Williams Center Tulsa, OK 74172 800-Williams www.williams.com

DATE: Wednesday, December 9, 2020

MEDIA:	INVESTOR CONTACT:
media@williams.com (800) 945-8723	Danilo Juvane (918) 573-5075

Williams Appoints Rose Robeson to Board of Directors

TULSA, Okla. – Williams (NYSE: WMB) today announced that its Board of Directors has appointed Rose Robeson as an independent director on the Board, effective December 10, 2020.

Ms. Robeson brings 32 years of experience in the energy industry, most recently as chief financial officer of DCP Midstream, the largest natural gas liquids (NGL) producer and gas processor in the United States. An SEC Audit Committee Financial Expert, she currently serves on the boards of three other publicly traded energy companies where she chairs two audit committees and serves on a third. In addition, she serves on an environmental, social and governance committee as well as other board committees.

At Williams, Robeson will serve as a member of the Board’s Compensation and Management Development Committee and the Environmental, Health and Safety Committee.

“The Williams Board is pleased to welcome an outstanding new director in Rose, who brings tremendous financial expertise and deep industry experience from across the energy value chain,” said Stephen W. Bergstrom, chairman of the Williams Board of Directors. “Rose’s accomplished career and commitment to strong corporate governance makes her an excellent addition to the growing diversity of the Williams Board and positions the company to continue to deliver long-term, sustainable value and growth for our shareholders.”

With Ms. Robeson’s appointment, the Williams Board of Directors consists of 12 members, 11 of whom are independent.

About Rose Robeson

Ms. Robeson served as chief financial officer of DCP Midstream LLC from January 2002 to May 2012. She also served as the chief financial officer of DCP Midstream GP LLC, the general partner of DCP Midstream Partners, LP, from May 2012 until January 2014. She previously held finance positions of increasing responsibility with Kinder Morgan, Total Petroleum, Inc. and Ernst & Young. Ms. Robeson holds a Bachelor of Science degree in accounting from the Northwest Missouri State University and became a certified public accountant in 1983. Recognized to the “Top Women in Energy – 2014” by the Denver Business Journal, Ms. Robeson is a member of the board of directors of SM Energy, Antero Midstream Corporation and Newpark Resources, Inc.

About Williams

Williams (NYSE: WMB) is committed to being the leader in providing infrastructure that safely delivers natural gas products to reliably fuel the clean energy economy. Headquartered in Tulsa, Oklahoma, Williams is an industry-leading, investment grade C-Corp with operations across the natural gas value chain including gathering, processing, interstate transportation and storage of natural gas and natural gas liquids. With major positions in top U.S. supply basins, Williams connects the best supplies with the growing demand for clean energy. Williams owns and operates more than 30,000 miles of pipelines system wide – including Transco, the nation’s largest volume and fastest growing pipeline – and handles approximately 30 percent of the natural gas in the United States that is used every day for clean-power generation, heating and industrial use.

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